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                 NORTH ARKANSAS BANCSHARES, INC.
               1998 STOCK OPTION AND INCENTIVE PLAN


            __________________________________________

            Agreement  for Non-Incentive Stock Options

            __________________________________________


     STOCK OPTION (the "Option") for a total of ________ shares of Common Stock, par value $.01 per share, of North Arkansas Bancshares, Inc. (the "Company") is hereby granted to _________ (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the North Arkansas Bancshares, Inc. 1998 Stock Option and Incentive Plan (the "Plan") which has been adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged. Such Stock Options do not comply with Options granted under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     1. Exercise Price. The exercise price per share is $_____, which equals 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. Exercise of Option. This Option shall be exercisable in accordance with the Plan and the following provisions:

          (i)  Schedule of rights to exercise.
               ------------------------------

                                   Percentage of Total Shares
Years of Continuous Employment    Subject to Option Which May
After Date of Grant of Option           Be Exercised
-----------------------------     -----------------------------

     Upon Grant                            ______%
     1 year but less than 2 years          ______%
     2 years but less than 3 years         ______%
     3 years but less than 4 years         ______%
     4 years but less than 5 years         ______%
     5 years or more                       ______%

     (ii) Method of Exercise. This Option shall be exercisable by a written notice which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such

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     shares of Common Stock is to be registered, his address and
     Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holders' investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. In addition, the Optionee may elect to pay for all or part of the exercise price of the shares by having the Company withhold a number of shares having a fair market value equal to the exercise price. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii) Restrictions on exercise. The Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to his exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. Withholding. The Optionee hereby agrees that the exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     4.   Non-transferability of Option.  This Option may not
be transferred in any manner otherwise than by will or the laws of descent or distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors
and assigns of the Optionee.   Notwithstanding any other terms
of this agreement, to the extent permissible under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, this Option may be transferred to the Optionee's spouse, lineal ascendants, lineal descendants, or to a duly established trust, provided that such

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transferee shall be permitted to exercise this Option
subject to the same terms and conditions applicable to the Optionee.

     5. Term of Option. This Option may not be exercisable for more than ten years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.


_________________
Date of Grant          NORTH ARKANSAS BANCSHARES, INC.
                       1998 STOCK OPTION AND
                       INCENTIVE PLAN COMMITTEE


                       By: ___________________________________
                           Authorized Member of the Committee


                       Witness: ______________________________



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            NORTH ARKANSAS BANCSHARES, INC.
         1998 STOCK OPTION AND INCENTIVE PLAN


             _______________________________

                 Form for Exercise of
             Non-Incentive Stock Options

             _______________________________


Treasurer
North Arkansas Bancshares, Inc.
200 Olivia Drive
Newport, Arkansas 72112

     Re:  North Arkansas Bancshares, Inc. 1998 Stock Option
          and Incentive Plan
          -------------------------------------------------

Dear Sir:

     The undersigned elects to exercise his Non-Incentive Stock
Option to purchase _________ shares, par value $.01, of Common
Stock of North Arkansas Bancshares, Inc. under and pursuant to a Stock Option Agreement dated _______________, 199__.

     Delivered herewith is a certified or bank cashier's or tellers check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

          $_______       of cash or check
          $_______       in the form of _______ shares of Common
                         Stock, valued at $____ per share
          $_______       in the form of the Company's
                         withholding of _______ shares of Common
                         Stock, valued at  $ ____ per share,
                         that are subject to this Option
          $              Total
           =======

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person is as follows:

Name __________________________________________________________

Address________________________________________________________

Social Security Number__________________________________________



_____________
    Date
                        Very truly yours,


                        __________________________